Exhibit 99.1

STATE OF NEW HAMPSHIRE

PUBLIC UTILITIES COMMISSION

DG 17-070

NORTHERN UTILITIES, INC.

Petition for Permanent and Temporary Rates

Order Approving Settlement Agreement and Permanent Rates

O R D E R    N O. 26,129

May 2, 2018

APPEARANCES: Gary Epler, Esq., on behalf of Northern Utilities, Inc.; the Office of the Consumer Advocate by D. Maurice Kreis, Esq., on behalf of residential ratepayers; Paul B. Dexter, Esq., on behalf of Commission Staff.

In this order, the Commission approves a permanent increase in distribution rates effective May 1, 2018, for Northern Utilities, Inc. The Commission also approves a step increase in rates effective May 1, 2018, to allow the Company to begin to recover recent investments, with the option of a second step increase effective May 1, 2019. A typical residential heating customer who takes delivery and supply and uses an average of 92.30 therms per month in the winter and 21.16 therms per month in the summer is expected to see an increase of $67 per year or 5.8 percent of the customer’s total bill.

I.	PROCEDURAL HISTORY

Northern Utilities, Inc. (Northern or the Company), is a wholly owned subsidiary of Unitil Corporation (Unitil), a public utility holding company. Northern’s New Hampshire Division distributes natural gas to approximately 32,000 customers in the seacoast region. The Commission approved Northern’s last permanent rate increase on April 21, 2014, in Docket No. DG 13-086. See Order No. 25,653.

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On April 25, 2017, Northern filed a notice of intent to file rate schedules. The Office of the Consumer Advocate (OCA) filed a letter on April 26, 2017, notifying the Commission that it would participate in this proceeding on behalf of residential ratepayers in accordance with RSA 363:28. Northern filed a Petition for Rate Adjustments on June 5, 2017, along with supplemental information, direct testimony, and related exhibits. See Hearing Exhibit (Exh.) 3. In addition, Northern filed a motion for protective order with regard to certain information contained in the supporting documents. Id. The petition and subsequent docket filings, other than any information for which confidential treatment is requested or has been granted by the Commission, are available at: http://puc.nh.gov/Regulatory/Docketbk/2017/17-070.html.

Northern’s initial rate filing requested authorization from the Commission to implement new permanent rates beginning July 5, 2017, for natural gas delivery service and a rate plan providing annual revenue step increases on July 1 for years 2018 through 2020 to recover the revenue requirement of future capital spending. Northern also proposed changes to its rate design to recover a greater portion of predominately fixed costs associated with the provision of distribution service through the fixed customer charge component of rates.

On June 15, 2017, the Commission issued Order No. 26,024, which suspended Northern’s proposed gas service tariff for the permanent rate increase pending investigation pursuant to RSA 378:6. A prehearing conference and technical session were held on July 6, 2017. The Commission received no intervention requests.

Northern, the OCA, and Commission Staff (Staff) filed a Stipulation and Settlement Regarding Temporary Rates on July 14, 2017, which resolved all issues related to temporary rates and provided for a temporary increase in annual revenues of $1,600,000. After a hearing held on July 24, 2017, the Commission issued Order No. 26,043 (July 31, 2017), which approved the settlement agreement permitting temporary rates effective August 1, 2017, on a service-rendered basis.

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Following discovery and technical sessions held in September and December of 2017, Northern, the OCA, and Staff (the Settling Parties) filed a Settlement Agreement on Permanent Delivery Rates (Settlement Agreement) on April 9, 2018. Exh. 7. The Commission held a hearing on the merits on April 12, 2018.

II.	IMPACT OF CHANGES TO STATE AND FEDERAL TAX LAWS

During the course of this proceeding, the federal Tax Cuts and Jobs Act of 2017 (2017 Tax Act) was enacted, effective for tax year 2018. The 2017 Tax Act reduced the corporate income tax rate from 35 percent to 21 percent, which has an impact on public utilities’ annual revenue requirements. On January 3, 2018, the Commission opened Docket No. IR 18-001 to investigate how the 2017 Tax Act will affect New Hampshire public utilities. See Order No. 26,096 (January 3, 2018). In that proceeding, the Commission will also investigate the impacts of the reductions to the 2018 New Hampshire Business Enterprise Tax and the Business Profits Tax. See id.

III.	INITIAL POSITIONS

A. Northern

In its initial filing, Northern requested an annual revenue increase of $4,728,445 based on the test year ending December 31, 2016. Exh. 3, Pet. ¶ 2. Northern proposed recovering the annual revenue increase through higher permanent distribution rates for delivery service that would have resulted in an average monthly bill increase of $10.10 or 10.0 percent for residential heating customers, and $4.84 or 13.1 percent for residential non-heating customers. Exh. 3, Pet. ¶ 2, and Statement to Customers. Increases for commercial and industrial customers ranged from 2.6 percent to 6.0 percent. Exh. 3, Statement to Customers.

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In addition, Northern proposed a multi-year rate plan providing for three annual revenue step increases from 2018 to 2020. Exh. 3, Pet., ¶ 4. The purpose of the step increases was to allow Northern to recover the annual revenue requirement associated with capital expenditures on eligible facilities. Exh. 3, Pet., ¶ 4.

Northern filed direct testimony from seven witnesses to support its petition for rate adjustments. David L. Chong, Northern’s Treasurer, and the Director of Finance and Treasurer for Unitil Service Corp. (Unitil Service), a subsidiary of Unitil, testified regarding Northern’s earnings attrition due to its investments in non-revenue producing assets. Those investments caused its fixed costs, including depreciation, property taxes, and return, to rise faster than its revenues. Exh. 3, Testimony of David L. Chong (Chong), at 18. Mr. Chong stated that Northern’s request for an annual revenue increase of $4,728,445 was based on its need to achieve a weighted average cost of capital of 8.30 percent, after payment of all operating expenses, taxes, and other charges. Exh. 3 (Chong) at 8, 40. Mr. Chong added that Northern was seeking a return on equity (ROE) of 10.3 percent. Id. at 51. He described how the $4,728,445 amount was calculated, and stated that it represented an increase of approximately 7.3 percent of Northern’s total revenue under its current rates. Id. at 8.

Mr. Chong noted that in Northern’s last rate case, the Company was permitted two annual step adjustments under a settlement agreement. Northern Utilities, Inc., Order No. 25,653 at 9-11 (April 21, 2014); Exh. 3 (Chong) at 12. He testified that Northern’s second step increase from the prior rate case was implemented in May 2015 for eligible facilities placed into service in 2014. Id. According to Mr. Chong, Northern has not recovered its utility plant additions and increases in operating expenses that have taken place since 2014. Id. He also stated that Northern has not earned its authorized ROE since its last rate case, and now seeks to bring its

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distribution base revenues in line with its current operating costs and rate base. Id. Mr. Chong testified that the revenue increase Northern is requesting is critical to its ability to earn a fair return and maintain its financial strength and credit quality, so that the Company has access to capital on reasonable terms to support its ongoing investment in system improvements and upgrades. Id. at 12-13. He stated that Northern plans to invest approximately $59 million in eligible facilities over the next five years. Id. at 14.

Mr. Chong also discussed Northern’s proposed rate plan. Exh. 3 (Chong) at 9, 46. He explained that each of three annual rate increases on July 1 in 2018, 2019, and 2020 would add approximately $2,000,000 to Northern’s distribution revenues, and the Company proposed a cumulative cap on those step increases of $7,100,000, subject to earnings sharing limitations and adjustments for exogenous events. Id. at 49-50. Mr. Chong added that the rate plan included a “stay out” provision that precluded Northern from filing a rate case through the end of 2020, subject to exogenous factors and other considerations. Id. at 50. For example, Northern would be permitted to file a rate case if its ROE dropped below 7 percent, but it would be required to share earnings with ratepayers if its ROE exceeded 11 percent. Id. Mr. Chong stated that, even though Northern strives to control its costs, without step increases, it will continue to significantly under-earn, even after the requested permanent rates are put into effect. Id. at 19.

Kevin E. Sprague, Director of Engineering for Unitil Service, provided testimony regarding Northern’s capital spending on eligible facilities. Mr. Sprague explained that some of the projects were designed to improve the safety and reliability of Northern’s distribution system and did not result in new customer load or growth, and therefore were considered to be non-revenue producing. Exh. 3, Testimony of Kevin E. Sprague, at 192-193. He testified that Northern’s proposed rate plan would expand the list of eligible facilities in recognition of

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Northern’s increased level of investment in non-revenue producing projects. Id. at 192, 200. Mr. Sprague stated that adding new capital projects, such as farm tap regulator replacements, excess flow valve installations, and the Rochester reinforcement project, as eligible facilities would give Northern an opportunity to earn its allowed ROE and lengthen the period of time between rate cases. Id. at 200.

Elizabeth M. Shaw, Director of Human Services for Unitil Service, provided testimony regarding Northern’s compensation and benefit programs, and pro forma adjustments to the costs of those programs proposed for inclusion in operation and maintenance revenue requirements. Exh. 3, Testimony of Elizabeth M. Shaw, at 218. She testified that the net adjustment to operating and maintenance expenses due to payroll and compensation was $273,315, based in part on wage increases effective January 1, 2018. Id. at 225.

Daniel T. Nawazelski, a Senior Financial Analyst for Unitil Service, discussed Northern’s cash working capital requirements for its delivery and purchased gas services based on a lead/lag study. Exh. 3, Testimony of Daniel T. Nawazelski, at 242. He concluded that, on a pro forma basis, Northern’s cash working capital requirement for the December 31, 2016, test year was $1,387,963 based on a net lag of 23.97 days. Id. at 244.

Robert B. Hevert, a partner with ScottMadden, Inc., testified that Northern should be permitted an ROE of 10.3 percent, which he said is reasonable and appropriate given the range of equity investors’ required rates of return for investments in natural gas utilities similar to Northern. Exh. 3, Testimony of Robert B. Hevert, at 462.

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Paul M. Normand, a principal with Management Applications Consulting, Inc., prepared Northern’s depreciation accrual rate study; and Mr. Normand and Debbie L. Gajewski, a management consultant with Management Applications Consulting, Inc., prepared rate design studies in support of Northern’s distribution base revenue responsibility, proposed distribution rates, and associated bill impacts. Mr. Normand and Ms. Gajewski testified that both the marginal and accounting cost studies showed that the majority of Northern’s costs were fixed and should be recovered through a fixed monthly charge. Exh. 3, Testimony of Paul M. Normand and Debbie L. Gajewski, at 806-807.

B. Staff

Staff filed the testimony of Stephen P. Frink, Director of the Commission’s Gas and Water Division, Al-Azad Iqbal, a Commission Utility Analyst, and Randall Woolridge, Ph.D., Professor of Finance at Pennsylvania State University.

Mr. Frink recommended a $1,280,870 increase in Northern’s revenue requirement. Exh. 6, Testimony of Stephen P. Frink, at 4. He testified that Staff did not support Northern’s rate plan. Id. Instead, he stated that Northern should be permitted only two step adjustments, with the second being optional and triggering a rate case “stay out” if exercised. Id. Although Mr. Frink maintained that Northern would not significantly under-earn without the step adjustments, because it could limit its earnings attrition through cost control and customer growth, he nonetheless supported two step increases to enable Northern to earn its allowed rate of return. Id. at 22-23.

Mr. Frink rejected several adjustments Northern made to its test year revenues and expenses and rate base. Id. at 5-9. Likewise, Mr. Frink recommended a number of adjustments to Northern’s pro formed operating income, including the elimination of Northern’s 2018 wage increase and Restricted Stock Plan. Id. at 9-22. Last, concerning the proposed step adjustments, Mr. Frink recommended eliminating some of the additions to Northern’s list of eligible facilities and reducing Northern’s investment cap to $4.5 million. Id. at 25-27.

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Mr. Iqbal proposed an overall reduction of $231,365 to Northern’s depreciation and amortization expense. Exh. 6, Testimony of Al-Azad Iqbal, at 2. Dr. Woolridge provided support for an ROE of 8.55 percent, and an overall rate of return of 7.40 percent, based on a capital structure of 48.30 percent long-term debt and 51.70 percent common equity. Exh. 6, Testimony of Randall Woolridge, at 7, 45, 47.

C. OCA

The OCA filed the testimony of Ben Johnson, Ph.D., the President of Ben Johnson Associates, Inc., and Pradip Chattopadhyay, Ph.D., Assistant Consumer Advocate. Dr. Johnson recommended that Northern decrease its fixed monthly customer charges and increase volumetric rates to reduce the burden on small customers, render its tariff structure more equitable, and provide its customers with incentives to become more energy efficient. Exh. 5, Testimony of Ben Johnson, at 6, 10, and 78. Dr. Chattopadhyay recommended that Northern be allowed an ROE of 8.25 percent as a point estimate, within a range of 8.05 to 8.35 percent. Exh. 5, Testimony of Pradip Chattopadhyay, at 103, 151.

IV.	SETTLEMENT AGREEMENT

A. Annual Revenue Increase

The Settling Parties agreed on an annual revenue increase of $2,602,918. Exh. 7, Settlement, ¶ 2.1. When offset by the impact of the federal 2017 Tax Law, the result is a net annual revenue increase of $938,730, effective May 1, 2018, with $815,513 of that amount collected through permanent distribution rates, and $123,217 collected through cost of gas rates as a component of indirect gas costs. Id.

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B. Cost of Capital and Capital Structure

The Settling Parties agreed on an ROE of 9.5 percent, which was used to determine the annual revenue increase and revenue requirement. Id. at ¶ 2.2.

C. Distribution Rates

The Settlement Agreement provided that there would be no change in residential classes’ fixed monthly customer charges. Id. at ¶ 2.3. As shown in an attachment to the Settlement, Exh. 7 at 118, there would be a 3.21 percent increase in the average residential heating customer’s permanent distribution rate. Id. at ¶ 2.3.

D. Step Increases

The Settling Parties agreed to one step increase to revenues and rates effective May 1, 2018, to recover $2,337,446 related to capital investments during calendar year 2017. Id. ¶¶ 2.4 and 2.4.1. For residential customers, the revenue adjustment for the first step increase would be reflected in increased usage charges rather than customer charges. Id. ¶ 2.4.

Under the Settlement Agreement, Northern would have an option for a second step increase effective May 1, 2019, to recover certain capital investments during the calendar year 2018. Id. ¶¶ 2.4, 2.4.2. It would be subject to a $2,215,273 revenue requirement cap on such investments. Id. ¶ 2.4.2. Under the Settlement Agreement, if Northern were to implement a second step increase, then its next distribution rate case would have to be based on an historic test year of no earlier than twelve months ending December 31, 2020. Id. ¶ 2.4.

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E. Recoupment of Revenue Difference and Rate Case Expenses

The revenue difference between the temporary rates approved by the Commission in Order No. 26,043 and the permanent rates agreed to by the Settling Parties would be recouped in an equal per therm rate to be applied to all firm customers over a twelve-month period beginning May 1, 2018 in accordance with the provisions of the Company’s Local Delivery Adjustment Charge (LDAC). Id. ¶ 2.5. The Settling Parties agreed that prudently incurred rate case expenses, as approved by the Commission, would be recovered from all firm customers over a twelve-month period beginning May 1, 2018, through a uniform charge per therm rate. Exh. 7 at 129.

The Company would file a final accounting of the reconciliation of permanent and temporary rates with the Commission by June 30, 2019. This reconciliation would also include the final actual amount of rate case expenses. Id. ¶¶ 2.5-2.6. Under the Settlement, rates are set on May 1, 2018, for the recoupment and rate case expenses based on estimates. Those costs will be reconciled to actual costs following the June 30, 2019 filing.

F. Depreciation

The Settling Parties agreed that Northern would reflect updated whole-life rates for book depreciation purposes (as shown on Exhibit 7 at 315) and that there would be no amortization of the reserve variance. Id. at ¶ 3.2.

V.	HEARING ON THE SETTLEMENT AGREEMENT

At the April 12, 2018, hearing on the merits, a panel of witnesses presented the Settlement Agreement. The panel consisted of Mr. Chong for Northern, Mr. Frink for Staff, and Dr. Chattopadhyay for the OCA.

Mr. Chong summarized the provisions of the Settlement Agreement. He stated that the Settling Parties had agreed to an annual revenue increase of approximately $2.6 million, a reduction from the approximately $4.7 million amount that Northern had requested in its initial proposal. In addition, the Settling Parties had agreed to one step increase, with the option of a second, instead of the three step increases that Northern originally requested.

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Mr. Chong explained how Northern estimated the revenue impacts of the changes to the federal tax code effective January 1, 2018, and stated that the Settling Parties had agreed to use 9.5 percent as the applicable ROE. He confirmed that the permanent rates would not change the fixed monthly customer charge for residential customers. Mr. Chong testified that when the first step increase is included with the permanent rate increase, on average there will be a 7 percent rate increase across all rate classes.

Mr. Frink testified that Northern’s investment in the eligible facilities covered by the first step increase appeared to be reasonable and prudent. He noted that Staff’s expert, Dr. Woolridge, found the 9.5 percent ROE reasonable in the context of the comprehensive settlement. Mr. Frink opined that the Settlement Agreement provided for permanent rates that were just and reasonable.

Similarly, Dr. Chattopadhyay testified that a 9.5 percent ROE represented a reasonable compromise. He stated that it was fair to recover Northern’s additional annual revenue from the step increase through usage rates that were equalized among different ratepayer blocks, as provided in the Settlement Agreement.

In summing up, Northern, the OCA, and Staff expressed the opinion that implementing the Settlement Agreement would result in just and reasonable permanent rates. Accordingly, the Settling Parties recommended approval of the Settlement Agreement in its entirety.

VI.	NORTHERN’S MOTION FOR PROTECTIVE ORDER

Northern’s motion for protective order requested that the Commission accord confidential treatment under RSA 91-A:5, IV to (1) the detail of the revenues from the Company’s special contract customers in Revenue Requirement Workpapers 1.1 and 1.2 of witness David L. Chong; and (2) the compensation of Northern’s Controller, Treasurer, four Vice-Presidents, and

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Secretary, who are not officers of Until, in the volume of Supplemental Filing Requirements. Exh. 3, motion for protective order. Northern argued that disclosure of the special contract revenues would impair its ability to negotiate favorable terms in the future with current and potential customers. The Company maintained that disclosing the compensation of the Northern officers, which has not been disclosed and is not publicly available, would not only impair its ability to negotiate terms of employment with current and future employees, but would also provide its competitors with an unfair advantage when competing for similar employees. None of the participants in this proceeding objected.

VII.	COMMISSION ANALYSIS

A. Settlement Agreement

Under RSA 541-A:31, V(a), informal disposition may be made of a contested case at any time prior to the entry of a final decision or order, by stipulation, agreed settlement, consent order, or default. We encourage parties to settle issues through negotiation and compromise because it is an opportunity for creative problem solving, allows the parties to reach a result in line with their expectations, and is often a better alternative to litigation. Granite State Electric Co., Order No. 23,966 at 10 (May 8, 2002). The Commission’s procedural rules provide for the approval of a settlement “if it determines that the result is just and reasonable and serves the public interest.” N.H. Admin. Rules Puc 203.20(b). Thus, the Commission cannot approve a settlement without independently determining that the result comports with applicable standards. Granite State Electric Co., Order No. 23,966 at 10. The process leading up to a settlement is one relevant factor in determining whether we should approve the agreement.

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RSA 378:28 provides the standards by which the Commission sets permanent rates. Under that statute, the Commission “shall not include in permanent rates any return on any plant, equipment, or capital improvement which has not first been found by the commission to be prudent, used, and useful.” Further, the Commission sets rates after a finding that the rates provide the Company with “a just and reasonable rate of return.” Id. Finally, the utility bears the burden of proving the necessity of the increase. RSA 378:8.

In determining whether rates are just and reasonable, the Commission must balance the customers’ interest in paying no higher rates than are required against the investors’ interest in obtaining a reasonable return on their investment. Eastman Sewer Company, Inc., 138 N.H. 221, 225 (1994). In this way, the Commission fulfills its duties as an arbiter between the interests of customers and those of a utility’s owners. RSA 363:17-a. The Commission exercises its discretion and judgment in striking this balance. Appeal of Conservation Law Foundation, 127 N.H. 606, 634-36 (1986).

As the parties’ initial positions demonstrated, there was substantial disagreement on a number of significant issues. Arguing that it had not earned its authorized ROE since its last rate case, Northern requested an annual revenue increase of approximately $4.7 million. Northern also requested changes to its rate design permitting it to recover a greater portion of its fixed costs of providing distribution service through fixed monthly customer charges. Staff rejected Northern’s annual revenue requirement, and the OCA recommended what it viewed as a more equitable rate structure, whereby Northern would decrease fixed monthly customer charges and increase volumetric rates to reduce the burden on small customers and encourage conservation. Through the settlement process, Northern, Staff, and the OCA were able to agree to an annual revenue increase of approximately $2.6 million, with no change in residential fixed monthly customer charges.

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Further, Northern, Staff, and the OCA initially disagreed on the appropriate ROE and the number of annual revenue step increases Northern should be allowed. Northern originally maintained that an ROE of 10.3 percent was necessary. Staff and the OCA presented testimony that the appropriate ROE for Northern should be 8.55 and 8.25 respectively. The Settling Parties agreed on an ROE of 9.5 percent. Regarding the number of step increases, Northern first requested three step increases with a cumulative cap of $7.1 million. Staff recommended only two, with a cap of $4.5 million. The Settling Parties were able to compromise on one step increase, with the option of a second step adjustment. If the Company elects the second step increase, Northern will be prevented from requesting further rate increases based on a test year earlier than the twelve-month period ending December 31, 2020. They agreed that if the option of a second step adjustment were exercised, then a cap of approximately $2.2 million would apply to the second step. The Settlement Agreement provided that the revenue adjustment resulting from the first step increase would not be reflected in customer charges, but in increased usage charges.

The fact that the Settling Parties, who represented a diversity of interests, explored and negotiated the issues in this proceeding at length, provides a basis for concluding that the results of the Settlement Agreement are reasonable and in the public interest. See Public Service Co. of N.H., Order No. 25,920 at 66 (July 1, 2016). We have reviewed the record and have concluded that the effect of the Settlement Agreement is to balance the interests of the customers’ desire to pay no higher rates than reasonably necessary and the investors’ right to earn a reasonable return on their investment. See Eastman Sewer Company, Inc., 138 N.H. at 225.

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We have carefully reviewed the Settlement Agreement, which represents a global settlement of all issues in this proceeding, and we approve the Settlement Agreement in its entirety, without any modification. We find it to be a just and reasonable resolution of the issues in this case and in the public interest. We also find the resulting rates to be just and reasonable as required by RSA 374:1, RSA 378:7, and RSA 378:28.

B. Protective Order

Regarding Northern’s motion for protective order, RSA 91-A:5, IV states in relevant part that records of “confidential, commercial, or financial information” are exempt from disclosure. The Commission applies a three-step balancing test to determine whether a document, or the information contained within it, falls within the scope of RSA 91-A:5, IV. Liberty Utilities (EnergyNorth) Natural Gas) Corp., Order No. 26,109 at 23 (March 5, 2018). First, the Commission inquires whether the information involves a privacy interest and then asks if there is a public interest in disclosure. Id. Then the Commission balances those competing interests and decides whether disclosure is appropriate. Id. When the information involves a privacy interest, disclosure should inform the public of the conduct and activities of its government; if the information does not serve that purpose, disclosure is not warranted. Id.

We agree with Northern that the information regarding its special contract revenues constitutes confidential and commercial information under RSA 91-A:5, IV. The Commission has routinely protected commercially sensitive information that, if disclosed, would impair a utility’s ability to compete for business. See Liberty Utilities (EnergyNorth) Natural Gas) Corp., Order No. 26,109 at 23 (citing other decisions). While the public may have some interest in this information, we find that the public’s interest is outweighed by Northern’s privacy interests, and that disclosure of this information could result in commercial harm to Northern.

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We will likewise protect the information regarding the compensation of Northern’s officers, who are not officers of Unitil, from public disclosure, because disclosure could harm Northern’s ability to attract qualified personnel; and this information was not previously disclosed and is not publicly available. As to this information, although the public has some interest in disclosure, we find that the privacy interests in non-disclosure outweigh the public’s interest in disclosure. We note that there was no objection to the motion for protective order.

Accordingly, we grant Northern’s motion for protective order. This ruling, however, is subject to our on-going authority, on our own motion, on the motion of Staff, or on the motion of any member of the public, to reconsider our determination. See Puc 203.08(k).

Based upon the foregoing, it is hereby

ORDERED, that the Settlement Agreement on Permanent Delivery Rates among Northern, Staff, and the Office of Consumer Advocate is hereby APPROVED; and it is

FURTHER ORDERED, that Northern is hereby authorized to begin recovery of the increased revenue requirement of $2,602,918 and an offsetting annual revenue decrease of $1,664,189 to reflect the effect of tax rate changes for a net annual revenue increase of $938,730; $815,513 of this amount will be collected through permanent distribution rates, and $123,217 will be collected through cost of gas rates as a component of indirect gas costs, in rates effective with service rendered on and after May 1, 2018; and it is

FURTHER ORDERED, that Northern is authorized to begin recovery of the 2018 step adjustment in the amount of $2,337,446 in rates effective with services rendered on and after May 1, 2018; and it is

FURTHER ORDERED, Northern is authorized to recover the difference between temporary rates and permanent rates for the period beginning August 1, 2017, through April 30, 2018, through the LDAC, taking into account the effective tax rates during this period; and it is

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FURTHER ORDERED, that Northern is authorized to recover, through the LDAC, the just and reasonable rate cases expenses over a one-year period, from May 1, 2018, through April 30, 2019, with any under- or over-recovery reconciled; and it is

FURTHER ORDERED, that Northern shall file a compliance tariff within 15 days of the date of this Order.

By order of the Public Utilities Commission of New Hampshire this second day of May, 2018.

/s/ Martin P. Honigberg	/s/ Kathryn M. Bailey	/s/ Michael S. Giaimo
Martin P. Honigberg	Kathryn M. Bailey	Michael S. Giaimo
Chairman	Commissioner	Commissioner

Attested by:

/s/ Margaret L. Raymond
Margaret L. Raymond
Assistant Secretary